Filed pursuant to Rule 424(b)(3)
File No. 333-274888

NYLI MACKAY MUNI INCOME OPPORTUNITIES FUND

(the “Fund”)

Supplement dated June 16, 2025 (“Supplement”) to the

Prospectus and Statement of Additional Information (“SAI”)

each dated February 25, 2025, as supplemented

Capitalized terms and certain other terms used in this Supplement, unless otherwise defined in this Supplement, have the meanings assigned to them in the Prospectus and SAI.

Effective immediately, Class I Shares will also be made available to all existing employees of New York Life Insurance Company and its affiliates and subsidiaries. For such shareholders, the minimum initial investment is $1,000 per account and a $20 minimum for subsequent bi-weekly purchases.

PLEASE RETAIN THIS SUPPLEMENT FOR YOUR FUTURE REFERENCE.

REG-00067-06/25